UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Amdocs Limited

(Exact name of registrant as specified in its charter)

Island of Guernsey	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Hirzel House, Smith Street

St. Peter Port, Island of Guernsey, GY1 2NG

Amdocs, Inc.

1390 Timberlake Manor Parkway, Chesterfield, Missouri 63017

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Shares, £0.01 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Not applicable

This Registration Statement on Form 8-A is being filed by Amdocs Limited, corporation organized and existing under the laws of the Island of Guernsey ( the “Company”), in connection with the transfer of the listing of its Ordinary Shares, £0.01 par value per share (“Ordinary Shares”), from the New York Stock Exchange to the NASDAQ Global Select Market.

Item 1. Description of Registrant’s Securities to be Registered.

Except as otherwise provided by the Memorandum of Association and Articles of Association of the Company, the Ordinary Shares and non-voting Ordinary Shares are identical and entitle holders thereof to the same rights and privileges:

Dividends – When and as dividends are declared upon the Ordinary Shares, whether payable in cash, in property or in shares of the Company, the holders of voting Ordinary Shares and the holders of non-voting Ordinary Shares shall be entitled to share equally, share for share, in such dividends, except that if dividends are declared which are payable in Ordinary Shares or non-voting Ordinary Shares, dividends shall be declared which are payable at the same rate in both classes of shares and the dividends payable in Ordinary Shares shall be payable to holders of that class of shares and the dividends payable in non-voting Ordinary Shares shall be payable to holders of that class of shares.

Conversion – Upon the transfer of non-voting Ordinary Shares from the original holder thereof to any third party not affiliated with such original holder, such non-voting Ordinary Shares shall be redesignated in the books of the Company as Ordinary Shares and shall automatically convert into the same number of Ordinary Shares.

Liquidation – Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company remaining after the creditors of the Company and holders of preferred shares of the Company have been paid in full, shall be distributed to the holders of Ordinary Shares and non-voting Ordinary Shares equally, share for share.

Voting rights – Holders of voting Ordinary Shares are entitled to vote on all matters to be voted on by the members, and the holders of non-voting Ordinary Shares are not entitled to any voting rights.

Preferences – The voting Ordinary Shares and non-voting Ordinary Shares are subject to all the powers, rights, privileges, preferences and priorities of the preferred shares as are set out in the Articles of Association of the Company.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AMDOCS LIMITED

By:	/s/ Elizabeth W. McDermon
Elizabeth W. McDermon Secretary and Authorized Signatory

Dated: December 19, 2013